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                                                                      EXHIBIT 99


Media Contact:      Dan Kaferle
                    508-493-2195

Investor Contact:   Pat Spratt
                    508-493-7182



             DIGITAL EQUIPMENT CORPORATION SUES INTEL CORPORATION
              FOR VIOLATING MICROPROCESSOR ARCHITECTURE PATENTS

       ...Lawsuit maintains Intel infringed Digital patented technology to enhance performance of Pentium, Pentium Pro and Pentium II microprocessors...

WORCESTER, Mass., May 13, 1997 - Digital Equipment Corporation (NYSE:DEC) has filed a lawsuit in U.S. District Court, District of Massachusetts, here charging Intel Corporation with willful infringement of 10 Digital patents in making, using and selling microprocessor products, including its Pentium, Pentium Pro and Pentium II microprocessor families.

     Alleging that Intel's patent infringement has caused Digital economic injury and, if not stopped, would cause irreparable harm, the company seeks both an injunction and monetary damages, including triple damages for Intel's willful violation of the patents. The injunction would prohibit Intel from using Digital's patented technology in its present and future microprocessor products.

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     "Over the years, Digital has made substantial investments in developing computing architectures and microprocessor technology," said Digital Chairman Robert B. Palmer. "It is our duty to our shareholders, customers, partners and employees to protect our intellectual property rights and the benefits of our industry-leading research and development efforts."

     The patents cited in Digital's lawsuit protect Digital's innovations in high-performance computing architecture and microprocessor technology. The patents relate to technologies -- cache management, branch prediction and high-speed instruction processing -- which are vital to state-of-the-art microprocessor design. The patents were issued by the U.S. Patent and Trademark Office between 1988 and 1996.

     "In developing its VAX and Alpha products, Digital significantly advanced computer architectures and microprocessor design," Palmer said. "Intel's unauthorized use of Digital's technology to significantly enhance the performance of its microprocessors violates Digital's legal rights.

     "As a result of its infringement of our patents," Palmer continued, "Intel has strengthened its monopoly in the X86 market and is seeking to extend its monopoly to higher-performance microprocessors. This conduct threatens the competitive environment essential for continued innovation and growth in the computer industry."


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     Thomas C. Siekman, Digital vice president and general counsel, said, "This lawsuit is essential to protect the billions of dollars Digital and its shareholders have invested in the development of leading-edge computing and microprocessor technology."

     Digital Equipment Corporation is a world leader in open client/server solutions from personal computing to integrated worldwide information systems. Digital's scalable Alpha and X86 platforms, storage, networking, software and services, together with industry-focused solutions from business partners, help organizations compete and win in today's global marketplace.


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Additional Editor's Note:  Digital, the Digital logo, VAX are trademarks of
                           Digital Equipment Corporation

                           Pentium, Pentium Pro and Pentium II are trademarks of Intel Corporation